                                                                   EXHIBIT 10.14


                       THIRD AMENDMENT TO LEASE AGREEMENT


         THIS AGREEMENT made this 25th day of August, 2003 between NEOC HOLDINGS LLC, a Minnesota limited liability company ("Landlord") and HEALTH FITNESS CORPORATION, a Minnesota corporation, f/k/a "Health Fitness Physical Therapy" ("Tenant").

         WHEREAS, Landlord's predecessor in interest and Tennant did enter into a certain lease agreement dated June 13, 1996, which lease agreement was amended on March 1, 2001, and again on June 12, 2002 (as so amended, the "Lease Agreement"), under the terms of which Tenant is leasing from Landlord Suite 560 containing 8,159 rentable square feet (the "Existing Premises") of the building at 3600 West 80th Street, Bloomington, MN. The terms defined in the Lease Agreement shall have the same meanings when used herein; and

         WHEREAS, Tenant has requested to lease additional space on the fifth
(5th) floor of the 3600 Building and Landlord has agreed to such a request, but only on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, it is hereby agreed that the Lease Agreement be, and it hereby is further amended as follows:


         1. Effective on that date (the "Effective Date") when Landlord has delivered possession of the Expansion Area (as defined below) to Tenant in the condition required by paragraph 3 below, which date is estimated to be September 1, 2003, there shall be added to the Premises under the Lease Agreement that area on the fifth (5th) floor of the 3600 Building containing 1,865 rentable square feet and graphically depicted on Exhibit A attached hereto (the "Expansion Area"). Beginning on the Effective Date and continuing thereafter for the remainder of the Term of the Lease Agreement expiring on October 31, 2007, the Premises under the Lease Agreement shall consist of the Existing Premises and the Expansion Area together containing 10,024 rentable square feet in the aggregate.

         2. Until the Effective Date Tenant shall continue to pay Landlord monthly Minimum Rental of $8,498.96 for the Premises under the Lease Agreement (i.e., the Existing Premises only). Commencing on the Effective Date ("ED") and on the first (1st) day of each and every month thereafter for the remainder of the Term of the Lease Agreement, to and including October 1, 2007, Tenant shall pay Landlord monthly Minimum Rental for the Premises under the Lease Agreement (i.e., the Existing Premises and the Expansion Area together) as follows:

Period of Term                                    Annual Rate Per RSF                  Monthly Minimum Rental
--------------                                    -------------------                  ----------------------

FOR THE EXISTING PREMISES:
-------------------------

ED-10/31/03                                             $12.50                                $8,498.96
11/1/03-10/31/04                                        $12.75                                $8,668.94
11/1/04-10/31/05                                        $13.00                                $8,838.92
11/1/05-10/31/06                                        $13.25                                $9,008.90
11/1/06-10/31/07                                        $13.50                                $9,178.88

FOR THE EXPANSION AREA:
----------------------

ED-10/31/03                                             $11.50                                $1,787.29
11/1/03-10/31/04                                        $11.75                                $1,826.15
11/1/04-10/31/05                                        $12.00                                $1,865.00
11/1/05-10/31/06                                        $12.25                                $1,903.85
11/1/06-10/31/07                                        $12.50                                $1,942.71

In the event the Effective Date occurs on other than the first (1st) day of the calendar month, the monthly Minimum Rental and monthly Additional Rental under
Article 6 of the Lease Agreement for the calendar month in which the Effective Date occurs shall be prorated between the Existing Premises alone and the Existing Premises and the Expansion Area together.

         3. Plans for permanent improvements to the Expansion Area are attached hereto as Exhibit B (the "Plans". The Plans have been approved by each of Landlord and Tenant. The parties acknowledge that the Plans are to modify the Expansion Area to accommodate Tennant's intended use. Landlord shall be responsible for constructing the improvements shown on the Plans (the "Tenant Improvements") for and on behalf of Tenant. Landlord and Tenant have agreed that the costs of such Tenant Improvements shall be paid by Tenant, although initially advanced by Landlord and repaid to Landlord as part of Tenant's payments of monthly Minimum Rental for the Expansion Area as provided above. No changes shall be made to the Plans or the Tenant Improvements without prior written approval of both Landlord and Tenant, it being acknowledged and agreed by Tenant that Landlord may absolutely withhold its approval to any change in the Plans or the Tenant Improvements that would increase the cost of the Tenant Improvements unless arrangements satisfactory to Landlord have been made for Tenant to pay such increase in the costs. Any improvements to the Expansion Area, other than as shown on the Plans, and the furnishing of the Expansion Area shall be made by Tenant at its sole cost and expanse, subject to all other provisions of the Lease Agreement.

         In addition to the Tenant Improvements, if requested to do so in writing by Tenant on or before September 1, 2005, Landlord, at its cost, shall remove the wall between the Existing Premises and the Expansion Area and shall patch, repair and re-paint, as necessary the ceiling and wall surfaces adjoining such wall.

         4. Except as hereinabove amended, all of the terms, covenants and conditions of the Lease Agreement shall remain in full force and effect, are herby ratified and confirmed and shall apply to the Expansion Area, including the payment of Additional Rental under Article 6 for Real Estate Taxes and Operation Expenses.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                           NEOC HOLDINGS LLC

                                           By: /s/ Eva B. Stevens
                                               ---------------------------------
                                           Eva B. Stevens, Vice President --
                                           Investments


                                           HEALTH FITNESS CORPORATION

                                           By: /s/ Jerry Noyce
                                               ---------------------------------
                                           Its:       CEO




                                       2